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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Vail Banks, Inc.

        We consent to the incorporation by reference in the registration statements (Nos. 333-422636 and 333-54442) on Form S-8 of Vail Banks, Inc. of our report relating to the consolidated balance sheets of Vail Banks, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Vail Banks, Inc.

/s/ Dalby, Wendland & Co., P.C. DALBY, WENDLAND & CO., P.C. Grand Junction, Colorado

March 24, 2003

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  EXHIBIT 23.1